Exhibit 99.1

NEWS RELEASE

Contact:	Talya Nevo-Hacohen
949-221-0600

HEALTH CARE PROPERTY INVESTORS, INC. ANNOUNCES EMPLOYMENT LAWSUIT BY JAMES G. REYNOLDS

NEWPORT BEACH, CA., March 15, 2004 — Health Care Property Investors, Inc. (NYSE: HCP) announced today that James G. Reynolds, an Executive Vice President, has filed a complaint against HCP and two of its senior executives in the Superior Court of California, County of Orange alleging, among other things, breach of oral contract, promissory fraud, defamation, wrongful constructive termination, infliction of emotional distress and age discrimination. Reynolds seeks unspecified compensatory, consequential and punitive damages. HCP believes that Reynolds’ claims are not meritorious and intends to contest them. Reynolds was the Chief Financial Officer of HCP through today’s filing of the 2003 10-K which he signed and certified as the chief financial officer. He has signed and certified, where required, all of HCP’s other 10-Ks and 10-Qs. As previously announced on January 27, 2004, Mark A. Wallace joins the Company effective today as Senior Vice President and Chief Financial Officer.

# # # # # # #

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of December 31, 2003, the Company’s portfolio of properties, including those invested in through joint ventures, includes 554 properties in 44 states and consisted of 31 hospitals, 173 long-term care facilities, 124 assisted and retirement living facilities, 196 medical office buildings and 30 other properties. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.